AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment (“Amendment”) is made as of January 19, 2021 by and between Unified Series Trust (the “Trust”) and Ultimus Fund Distributors, LLC (“Distributor”), and amends the Distribution Agreement between the Trust and the Distributor made as of December 31, 2019 (the “Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Distributor wish to amend Exhibit A to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Effective January 19, 2021, Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

IN WITNESS WHEREOF, the parties have executed this Amendment by a duly authorized representative of the parties hereto.

UNIFIED SERIES TRUST		ULTIMUS FUND DISTRIBUTORS, LLC

By:	/s/ David R. Carson	By:	/s/ Kevin Guerette

Print Name:	David R. Carson	Print Name:	Kevin Guerette

Title:	President	Title:	President

Date:		Date:	11/20/2020

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

BETWEEN

UNIFIED SERIES TRUST

AND

ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS

Appleseed Fund

Auer Growth Fund

Crawford Large Cap Dividend Fund

Crawford Small Cap Dividend Fund

Crawford Multi-Asset Income Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

Channel Short Duration Income Fund

Iron Strategic Income Fund

Symons Value Institutional Fund